Exhibit 32
Statement Pursuant to 18 U.S.C. § 1350
Pursuant to 18 U.S.C. § 1350, each of the undersigned certifies that this Quarterly Report on Form 10-Q for the period ended March 31, 2015, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in this report fairly presents, in all material respects, the financial condition and results of operations of Westmoreland Resource Partners, LP.

Date:	April 28, 2015	/s/ Keith E. Alessi
		Name:	Keith E. Alessi
		Title:	Chief Executive Officer
(Principal Executive Officer)

Date:	April 28, 2015	/s/ Kevin A. Paprzycki
		Name:	Kevin A. Paprzycki
		Title:	Chief Financial Officer and Treasurer
(Principal Financial Officer)

A signed original of this written statement required by Section 906 has been provided to Westmoreland Resource Partners, LP and will be retained by Westmoreland Resource Partners, LP and furnished to the Securities and Exchange Commission or its staff upon request.